Exhibit 99.1

N E W S R E L E A S E
Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE
Alpha Natural Resources Reports 2007 Second Quarter Results
•	Softer market conditions led to a decline in second quarter results; sales volumes impacted by planned production cutbacks

•	Sales agreements with utility customers during second quarter leave planned 2008 thermal coal production 80% committed at an average realized price of $47-48 per ton, excluding premiums

•	Alpha is well positioned to capitalize on the improving metallurgical coal market, with nearly 7 million tons of planned met coal production unpriced for 2008
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q2	Q1	Q2
	2007	2007	2006

Coal sales revenues	$386.1	$376.9	$437.3
Income from operations	$15.3	$20.2	$42.2
Net income	$4.7	$8.3	$23.1
Earnings per diluted share	$0.07	$0.13	$0.36
EBITDA	$53.7	$56.1	$76.6
Tons of coal produced and processed	6.2	6.1	6.4
Tons of coal sold	6.8	6.6	7.5
Coal margin per ton	$9.55	$10.21	$12.31
A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is included in the notes accompanying the financial schedules.
ABINGDON, Va., August 7, 2007—Alpha Natural Resources, Inc. (NYSE: ANR), a leading supplier of high-quality Appalachian coal, reported a decline in second quarter results compared with last year due to weaker demand and a soft pricing environment for coal in 2007.
“As expected, comparisons versus last year for most U.S. coal producers have been challenged by
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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Alpha Natural Resources, Inc.
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a softer environment, particularly for thermal coal,” said Michael J. Quillen, Alpha’s chairman and CEO. “We have taken a number of actions to optimize our sales mix, with the goal of maximizing our cash flow potential this year while setting ourselves up for greater opportunities in 2008.”
An upward move in forward pricing expectations enabled Alpha to lock in three million tons of next year’s planned thermal coal production at favorable prices during the second quarter, but the company has maintained a large uncommitted position for its metallurgical coals, said Kevin Crutchfield, Alpha’s president.
“We’re now 80 percent contracted on our expected captive steam coal production for next year, at an average price between $47 and $48 per ton, not including sulfur and other premiums, and we’d expect that average to go up when we lock up the remaining tons of high-quality thermal coal at an expected realization in the low $50s,” Crutchfield said.
“On the other hand, we remain substantially open to the strengthening domestic and global market for metallurgical coal, with nearly six million tons of metallurgical coal uncommitted and unpriced and another one million tons committed but unpriced for 2008,” Crutchfield continued. “That represents about three-quarters of our planned captive metallurgical production next year, and we’re optimistic about the pricing we’ll ultimately obtain. Timing of our commitments is critical to both securing a home for planned production and maximizing the margin potential of those products that are in greatest demand.”
Financial Performance — Second Quarter
For the most recent quarter, Alpha posted total revenues of $434.3 million and net income of $4.7 million, or $0.07 per diluted share, compared with revenues of $496.3 million and net income of $23.1 million, or $0.36 per diluted share, in the second quarter of 2006.
Coal sales revenues totaled $386.1 million in the most recent quarter, down 12 percent from the same period last year but 2 percent better than the first quarter of this year, as coal sales volumes were marginally better on a sequential basis but fell short of last year’s near-record second quarter shipments. Other revenues of $6.5 million were down from $8.1 million during the second quarter of 2006, primarily due to a portion of the West Virginia King Coal highway project that was completed last September.
Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) was $53.7 million in the quarter just ended, compared with $76.6 million in the second quarter of 2006. Declining prices and sales volumes year-over-year, as well as a 1 percent increase in unit cost of coal sales, were contributing factors. The definition of EBITDA and a reconciliation to net income, the most directly comparable U.S. GAAP measure, is provided in a table included with the accompanying financial schedules.
Selling, general and administrative (SG&A) expenses for the quarter just ended were $4.0 million lower than the same period last year, which included an IPO-related stock compensation charge of $3.2 million. Excluding the charge, SG&A declined by 6 percent. Depreciation, depletion and amortization (DD&A) totaled $37.9 million in the most recent quarter, compared with $34.2 million in the same period last year.
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Alpha Natural Resources, Inc.
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Production and Sales — Second Quarter
Sales volumes of thermal and metallurgical coal in the quarter just ended were 6.8 million tons, approximately 200,000 tons higher than the prior quarter but 600,000 tons short of last year’s second quarter. The company announced last year that it would reduce production by one million tons to protect margins as it anticipated weaker markets in 2007. Of the 6.8 million tons sold, 2.5 million tons were metallurgical coal at an average realization per ton of $71.39, while 4.3 million tons of thermal coal were sold at an average realization per ton of $47.76.
As in the first quarter of this year, Alpha chose to reduce outside coal purchases in favor of production from captive and contractor-run mines. Coal production from company and contract-operated mines totaled 6.2 million tons in the quarter just ended, 1 percent more than the preceding quarter but 4 percent less than the comparable period in 2006, again mostly due to this year’s planned production cutbacks. Purchased coal volumes for the quarter were down 10 percent year-over-year.
For the quarter just ended, Alpha’s average cost of coal sales per ton was $46.90, compared with $46.66 in the preceding quarter and $46.32 in the second quarter of 2006, indicating that annualized cost inflation has been reduced to about 1 percent.
“We have been closely monitoring key cost components, particularly diesel fuel and the costs imposed by the new MINER Act,” Quillen said. “Most importantly, we’ve managed costs within our expected range while continuing to make operational adjustments to lower costs further, boost productivity and maintain our safety standards.”
Production and Sales Data
(in thousands, except per-ton amounts)

			%		%	6 Mos.	6 Mos.	%
	Q2 2007	Q1 2007	Change	Q2 2006	Change	2007	2006	Change
Production
Produced/ processed	6,179	6,144	1%	6,420	(4%)	12,323	12,688	(3%)
Purchased	870	714	22%	963	(10%)	1,584	2,078	(24%)
Total	7,049	6,858	3%	7,383	(5%)	13,907	14,766	(6%)

Tons sold
Steam	4,326	4,260	2%	4,892	(12%)	8,586	9,247	(7%)
Metallurgical	2,515	2,368	6%	2,567	(2%)	4,882	5,336	(8%)
Total	6,841	6,628	3%	7,460	(8%)	13,468	14,582	(8%)

Coal sales revenue/ton
Steam	$47.76	$48.07	(1%)	$50.08	(5%)	$47.92	$49.57	(3%)
Metallurgical	$71.39	$72.70	(2%)	$74.90	(5%)	$72.02	$75.62	(5%)
Total	$56.45	$56.87	(1%)	$58.62	(4%)	$56.66	$59.10	(4%)
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			%		%	6 Mos.	6 Mos.	%
	Q2 2007	Q1 2007	Change	Q2 2006	Change	2007	2006	Change
Cost of coal sales/ton [1]
Alpha mines	$46.05	$45.46	1%	$42.73	8%	$45.75	$41.66	10%
Contract mines [2]	$51.29	$50.16	2%	$53.26	(4%)	$50.76	$53.25	(5%)

Total produced and processed	$46.98	$46.22	2%	$44.39	6%	$46.60	$43.48	7%
Purchased	$46.31	$50.30	(8%)	$57.82	(20%)	$48.17	$62.27	(23%)
Total	$46.90	$46.66	1%	$46.32	1%	$46.78	$46.38	1%

Coal margin per ton [3]	$9.55	$10.21	(6%)	$12.31	(22%)	$9.87	$12.72	(22%)
(1) Excludes freight, DD&A and SG&A
(2) Includes coal purchased from third parties & processed at our plants prior to resale
(3) Coal sales revenue/ton less cost of coal sales/ton
Year-to-Date Results
For the first half of 2007, Alpha reported total revenues of $861.6 million, including coal sales revenues of $763.1 million and other revenues of $13.8 million. For the first half of last year, total revenues were $978.7 million, coal sales revenues totaled $861.9 million and other revenues were $19.5 million.
Net income for the first six months of this year was $13.1 million, or $0.20 per diluted share, compared with net income of $50.3 million, or $0.79 per diluted share, for the comparable period last year. EBITDA for the first half of 2007 was $109.8 million compared with $157.2 million in the first half of 2006.
Liquidity and Capital Resources
Cash provided by operations for the most recent quarter was $49.7 million, compared with $67.0 million in the second quarter of 2006. Operating cash flow of $102.3 million for the first half of 2007 was up $1.9 million from last year.
Capital expenditures for the second quarter of 2007 totaled $27.1 million, including $4.4 million spent on the Gallatin lime project but excluding the Mingo Logan Ben Creek acquisition, compared with $32.6 million in the corresponding period last year. Total debt outstanding at June 30, 2007 was $445.1 million, compared with $437.9 million at the end of the first quarter of 2007. The company had available liquidity of $170.5 million at the end of the second quarter of 2007, including cash of $8.7 million and $172.9 million available under the company’s credit facility.
Recent Developments
•	Alpha’s safety performance continues to improve. Year-to-date, the rate for days lost at all operations due to accidents, a key safety measure, improved by 9 percent compared with
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the first half of 2006, and was 18 percent better than the industry benchmark for comparable coal mining operations.

•	At the end of June, Alpha completed the purchase of Arch Coal’s Mingo Logan Ben Creek assets in West Virginia for approximately $43.9 million in cash plus assumed liabilities and an estimate of working capital. The two acquired mines are now fully staffed and operating as planned. The mines and a preparation plant are part of Alpha’s new Cobra Natural Resources, LLC subsidiary. Cobra expects to produce approximately one million tons of coal in 2008, mostly for Alpha’s metallurgical customer base. Alpha anticipates that the Mingo Logan acquisition will be accretive to earnings this year and will generate EBITDA in excess of $25 million in 2008.

•	In spite of weather delays, construction of the first phase of the Gallatin lime plant in Kentucky remains on schedule, with production from the first kiln scheduled to commence late this year. Through mid-July, Alpha had funded its total contribution of $10.3 million as well as its loan requirement of $3.8 million for the project’s first phase.
Market Outlook
Alpha believes that difficult conditions for the coal markets this year are transitioning to more positive conditions in 2008 and 2009. Based on various data sources, Alpha believes that a combination of reduced domestic coal production, higher net electrical generation by coal-burning utilities, reduced coal imports from South America and a surge in exports to Europe has led to a 20-25 million ton swing in the balance of coal supply and demand compared with last year, through mid-July.
The company believes that these strengthening conditions helped its sales group obtain commitments during the second quarter for approximately 3.5 million tons of thermal coal for 2008, with realizations ranging from $47 to $50 per ton for typical Central Appalachian specification coals, excluding sulfur or other premiums. Additionally, during the second quarter the company committed and priced close to one million tons of thermal coal for 2009 in excess of $50 per ton. Approximately 20 percent of planned thermal production remains uncommitted for 2008 and approximately 66 percent is uncommitted for 2009.
As the leading exporter of metallurgical coal from the U.S., Alpha is pursuing opportunities to capitalize on tight global supplies and sustained buyer interest from a number of foreign countries. Strong global steel production, coupled with high ocean freight rates and weather and logistical problems encountered by Australian producers, has created opportunities for unplanned metallurgical sales overseas this year. Alpha has used its high quality reserve base, blending capabilities and spot purchases of specific coal types to shift sales from the steam to the metallurgical markets. Year-to-date, Alpha’s met sales have been running ahead of target, at 36 percent of overall sales. Three-fourths of Alpha’s planned metallurgical coal production remains unpriced for next year.
As of July 17, 2007, the company had 99 percent of this year’s total planned production of 24-25 million tons committed and priced.
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Financial and Operational Targets
Alpha is updating and enhancing its annual financial and production targets as of the end of the second quarter.
The company is leaving its target unchanged for produced and processed tons at 24 million to 25 million, but based on the current outlook for seaborne metallurgical coal, is increasing its purchased coal expectations to between 3 million tons and 4 million tons from the previous target of 3 million tons.
For 2007, Alpha is raising its target for average realized price per ton to between $56 and $57, from $55 to $56 previously. The company now expects its average cost of coal sales to be between $46 and $47 for the full year.
Also, Alpha is introducing targets for EBITDA, net income and earnings per share for 2007. The company expects EBITDA between $225 million and $240 million, net income between $25 million and $36 million, and earnings per diluted share of $0.38 to $0.55.
Targets for depreciation, depletion and amortization and effective tax rate remain unchanged at $150 million to $155 million and 24 percent to 26 percent, respectively.
The company expects to reduce its annual budget for sustaining capital by $20 million. The company continues to evaluate further reductions in both thermal coal capacity and associated capital expenditures. Such decisions will be largely dependent on market conditions. For all of 2007, Alpha continues to expect that it will generate positive free cash after all capital expenditures and the Mingo Logan acquisition.
Conference Call Webcast
Alpha will hold a conference call to discuss second quarter results on Tuesday, August 7, 2007 at 11:00 a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through August 21 on the company’s web site, or can be accessed by phone by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 10225050.
About Alpha Natural Resources
Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 91 percent of the company’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 62 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,500 people.
ANRG
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Alpha Natural Resources, Inc.
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Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate the operations we have acquired with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate operations we may acquire in the future and implement our related business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining production, and those affecting our customers’ coal usage; competition in coal markets; railroad, barge, truck and other transportation performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; forward sales and purchase contracts not accounted for as a hedge; indemnification of certain obligations not being met; continued funding of the road construction business; and disruption in coal supplies. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
Investor / Media Contact
Ted Pile, Alpha Natural Resources: (276) 623-2920
NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Reconciliation of EBITDA
EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in an accompanying table. No reconciliation of projected EBITDA to projected net income, the most directly comparable U.S. GAAP measure,
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is provided because the company’s forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures and because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to estimate future fluctuations in interest rates on our variable-rate debt facilities. Thus, such a reconciliation is not available without unreasonable efforts.
FINANCIAL TABLES FOLLOW
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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

Revenues:
Coal sales revenues	$386,130	$437,323	$763,060	$861,854
Freight and handling revenues	41,588	50,935	84,799	97,327
Other revenues	6,548	8,053	13,778	19,470
Total revenues	434,266	496,311	861,637	978,651

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	320,807	345,505	630,062	676,391
Freight and handling costs	41,588	50,935	84,799	97,327
Cost of other revenues	4,768	5,445	10,396	13,396
Depreciation, depletion and amortization	37,855	34,207	73,644	67,841
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	13,982	18,013	27,221	34,652
Total costs and expenses	419,000	454,105	826,122	889,607

Income from operations	15,266	42,206	35,515	89,044

Other income (expense):
Interest expense	(10,030)	(10,786)	(20,023)	(21,063)
Interest income	457	171	1,094	358
Miscellaneous income, net	512	213	554	296
Total other income (expense), net	(9,061)	(10,402)	(18,375)	(20,409)

Income before income taxes and minority interest	6,205	31,804	17,140	68,635
Income tax expense	1,502	8,676	4,131	18,296
Minority interest	(44)	—	(87)	—

Net income	$4,747	$23,128	$13,096	$50,339

Net income per basic and diluted share	$0.07	$0.36	$0.20	$0.79

Weighted average shares-basic	64,588,324	64,012,586	64,583,769	63,907,353

Weighted average shares-diluted	64,841,698	64,194,739	64,789,502	64,058,462

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$8,655	$33,256
Trade accounts receivable, net	146,525	171,195
Notes and other receivables	6,166	6,466
Inventories	90,447	76,844
Prepaid expenses and other current assets	39,574	50,893

Total current assets	291,367	338,654
Property, plant, and equipment, net	681,571	637,136
Goodwill	20,547	20,547
Other intangibles, net	10,185	11,720
Deferred income taxes	93,563	94,897
Other assets	48,965	42,839

Total assets	$1,146,198	$1,145,793

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,230	$3,254
Note payable	7,088	20,941
Bank overdraft	11,065	23,814
Trade accounts payable	68,217	75,986
Deferred income taxes	6,940	7,601
Accrued expenses and other current liabilities	84,901	90,594

Total current liabilities	181,441	222,190
Long-term debt, net of current portion	434,816	421,456
Workers’ compensation benefits	9,086	7,169
Postretirement medical benefits	53,669	50,712
Asset retirement obligation	81,611	69,495
Deferred gains on sale of property interests	3,429	3,885
Other liabilities	16,277	26,837

Total liabilities	780,329	801,744

Minority Interest	980	—

Stockholders’ equity:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 65,517,630 and 64,964,287 shares issued and outstanding	655	650
Additional paid-in capital	218,121	215,020
Accumulated other comprehensive loss	(14,381)	(19,019)
Retained earnings	160,494	147,398

Total stockholders’ equity	364,889	344,049

Total liabilities and stockholders’ equity	$1,146,198	$1,145,793

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six months ended
	June
	2007	2006

Operating activities:
Net income	$13,096	$50,339
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	73,644	67,841
Amortization of debt issuance costs	1,140	1,132
Accretion of asset retirement obligation	3,123	2,246
Stock-based compensation	4,064	9,945
Amortization of deferred gains on sales of property interests	(493)	(488)
Gain on sale of fixed assets, net	(1,650)	(134)
Minority interest	(87)	—
Change in fair value of derivative instruments	(840)	(4,336)
Deferred income taxes	(854)	5,274
Other	385	753
Changes in operating assets and liabilities	10,780	(32,145)

Net cash provided by operating activities	102,308	100,427

Investing activities:
Capital expenditures	$(71,655)	$(84,000)
Proceeds from disposition of property, plant, and equipment	2,559	264
Investment in and advances to investee	(147)	(107)
Purchase of acquired companies	(43,890)	(28,273)
Collections on note receivable from coal supplier	—	3,000
Other	(630)	—

Net cash used in investing activities	(113,763)	(109,116)

Financing activities:
Repayments of notes payable	(13,853)	(50,232)
Proceeds from issuance of long-term debt	15,000	200,000
Repayments on long-term debt	(1,664)	(171,806)
Decrease in bank overdraft	(12,749)	(2,649)
Distributions to prior members of ANR Holdings, LLC subsequent to Internal Restructuring	—	(2,400)
Proceeds from exercise of stock options	120	954

Net cash used in financing activities	(13,146)	(26,133)

Net decrease in cash and cash equivalents	(24,601)	(34,822)
Cash and cash equivalents at beginning of period	33,256	39,622

Cash and cash equivalents at end of period	$8,655	$4,800

The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:

	Quarter ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)

Net income	$4,747	$23,128	$13,096	$50,339
Interest expense	10,030	10,786	20,023	21,063
Interest income	(457)	(171)	(1,094)	(358)
Income tax expense	1,502	8,676	4,131	18,296
Depreciation, depletion and amortization	37,855	34,207	73,644	67,841

EBITDA	$53,677	$76,626	$109,800	$157,181